CUSIP No. 63909J108

Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the statement on Schedule 13G with respect to the Common Stock, par value $0.0001 per share, of Nautilus Biotechnology, Inc., to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed, either manually or electronically, in one or more counterparts.

Date: February 13, 2023	CERCANO MANAGEMENT LLC

	By:	/s/ Christopher N. Orndorff
Christopher N. Orndorff, President

Date: February 13, 2023

	By:	/s/ Christopher N. Orndorff
Christopher N. Orndorff